Exhibit (d)(47)(i)

EQ ADVISORS TRUST

AMENDMENT NO. 1

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement dated as of June 22, 2007 (“Amendment No. 1”), between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and Franklin Advisory Services, LLC, a Delaware limited liability company (“Adviser”).

AXA Equitable and Adviser agree to modify the Investment Advisory Agreement, dated as of September 15, 2006 (“Agreement”) for EQ Advisors Trust (“Trust”) as follows:

1. Removed Portfolio. All references to the EQ/Small Cap Value Portfolio of the Trust are hereby removed.

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser for the EQ/Franklin Small Cap Value Portfolio.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		FRANKLIN ADVISORY SERVICES, LLC

By:	/s/ Steven M. Joenk	By:	/s/ William J. Lippman
	Steven M. Joenk Senior Vice President		Name: William J. Lippman Title: President

APPENDIX A

AMENDMENT NO. 1

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

Related Portfolios	Annual Advisory Fee Rate*
EQ/Franklin Small Cap Value Portfolio Multimanager Small Cap Value Portfolio (collectively referred to as “Related Portfolios”)

0.60% of the Related Portfolios’ average daily net assets up to and including $200 million;

0.52% of the Related Portfolios’ average daily net assets in excess of $200 million and up to and including $500 million;

0.50% of the Related Portfolios’ average daily net assets in excess of $500 million

*	For purposes of determining the annual advisory fee rate pursuant to this Schedule A, the assets of the Related Portfolios shall be aggregated. The aggregated assets will be applied to the above schedule and the resulting effective rate shall be applied to the actual assets of each Related Portfolio to determine the annual advisory fee rate.